UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒ Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Surface Oncology, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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April 19, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Surface Oncology, Inc (the “Company” or “Surface”).  The meeting will be held on June 5, 2019 at 1:00 p.m. EDT at the offices of Goodwin Procter LLP, located at 100 Northern Avenue, Boston, MA 02210.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

At this Annual Meeting, the agenda includes the election of two (2) Class I directors for three-year terms and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

Under Securities and Exchange Commission rules, the Company is providing access to the proxy materials for the Annual Meeting to shareholders via the Internet.  Accordingly, you can access the proxy materials and vote at www.proxyvote.com.  Instructions for accessing the proxy materials and voting are described below and in the Notice of Annual Meeting that you received in the mail.  Your vote is very important.  Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote, regardless of the number of shares you hold.  If you are a stockholder of record, you may vote over the Internet, by telephone, or, if you request to receive a printed set of the proxy materials, by completing, signing, dating and mailing the accompanying proxy card in the return envelope.  Submitting your vote via the Internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the Annual Meeting.  If your shares are held in street name (held for your account by a broker or other nominee), you will receive instructions from your broker or other nominee explaining how to vote your shares, and you will have the option to cast your vote by telephone or over the Internet if your voting instruction form from your broker or nominee includes instructions and a toll-free telephone number or Internet website to do so.  In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We hope that you will join us on June 5, 2019.  Your investment and continuing interest in the Company are very much appreciated.

Sincerely,

/s/ J. Jeffrey Goater

J. Jeffrey Goater
President & Chief Executive Officer

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Time	1:00 p.m., Eastern Time

Date	Wednesday, June 5, 2019

Place	The offices of Goodwin Procter LLP, located at 100 Northern Avenue, Boston, MA 02210

Purpose

To elect J. Jeffrey Goater and David S. Grayzel, M.D. as Class I members of the Board of Directors, to serve until the Company’s 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and

To transact any other business that may properly come before the meeting or any adjournment thereof.

Record Date	The Board of Directors has fixed the close of business on April 8, 2019 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Meeting Admission

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.  If you attend, you will be asked to present valid picture identification such as a driver’s license or passport.  If your Company stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and this proxy statement is being forwarded to you by your broker or nominee.  As a result, your name does not appear on our list of stockholders.  If your stock is held in street name, in addition to picture identification, you should bring with you a letter or account statement showing that you were the beneficial owner of the stock on the record date, in order to be admitted to the meeting.

Voting by Proxy

If you are a stockholder of record, please vote via the Internet or, for shares held in street name, please submit the voting instruction form you receive from your broker or nominee, as soon as possible so your shares can be voted at the meeting.  You may submit your voting instruction form by mail.  If you are a stockholder of record, you may also vote by telephone or by submitting a proxy card by mail.  If your shares are held in street name, you will receive instructions from your broker or other nominee explaining how to vote your shares, and you may also have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone.  Follow the instructions on the voting instruction form you received from your broker or nominee.

By order of the Board of Directors,

/s/ Liisa I. Nogelo

Liisa I. Nogelo Secretary

Cambridge, Massachusetts

April 19, 2019

Important Notice Regarding the Availability of Proxy Materials for the Company’s 2019 Annual Meeting of Stockholders to Be Held on June 5, 2019: The Notice of 2019 Annual Meeting of Stockholders, proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, are available at www.surfaceoncology.com by following the link for “Investors & Media.”

SURFACE ONCOLOGY, INC.

50 HAMPSHIRE STREET

8TH FLOOR

CAMBRIDGE, MASSACHUSETTS 02139

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2019

AT 1:00 PM EDT

GENERAL INFORMATION

When are this proxy statement and the accompanying material scheduled to be sent to stockholders?

We have elected to provide access to our proxy materials to our stockholders via the Internet.  Accordingly, on or about April 19, 2019, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability and the proxy materials, including the Notice of 2019 Annual Meeting of Stockholders, this proxy statement and accompanying proxy card or, for shares held in street name (held for your account by a broker or other nominee), voting instruction form. The Annual Report on Form 10-K for the year ended December 31, 2018 will be made available to stockholders on the Internet on the same date.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we are providing access to our proxy materials over the Internet rather than printing and mailing the proxy materials.  We believe electronic delivery will expedite the receipt of materials, will help lower our costs and reduce the environmental impact of our annual meeting materials.  Therefore, a Notice of Internet Availability will be mailed to holders of record and beneficial owners of our common stock starting on or around April 19, 2019.  The Notice of Internet Availability will provide instructions as to how stockholders may access and review the proxy materials, including the Notice of Annual Meeting, proxy statement, proxy card, and Annual Report on Form 10-K, on the website referred to in the Notice of Internet Availability or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to stockholders by mail.  The Notice of Internet Availability will also provide voting instructions.  In addition, stockholders of record may request to receive the proxy materials in printed form by mail, or electronically by e-mail, on an ongoing basis for future stockholder meetings.  Please note that while our proxy materials are available at the website referenced in the Notice of Internet Availability, and our Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document.

Who is soliciting my vote?

The Board of Directors of Surface Oncology, Inc. is soliciting your vote for the 2019 Annual Meeting of Stockholders.

When is the record date for the Annual Meeting?

The Board of Directors has fixed the record date for the Annual Meeting as of the close of business on April 8, 2019.

How many votes can be cast by all stockholders?

A total of 27,833,410 shares of common stock of the Company were outstanding on, April 8, 2019 and entitled to be voted at the meeting.  Each share of common stock is entitled to one vote on each matter.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

•

By Internet.  Access the website of the Company’s tabulator, Broadridge, at: www.proxyvote.com, using the voter control number printed on the furnished proxy card.  Your shares will be voted in accordance with your instructions.  You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message.  If you vote on the Internet, you may also request electronic delivery of future proxy materials.

•

By Telephone.  Call 1-800-690-6903 toll-free from the U.S., U.S. territories and Canada, and follow the instructions on the enclosed proxy card.  Your shares will be voted in accordance with your instructions.  You must specify how you want your shares voted or your telephone vote cannot be completed.

•

By Mail.  Complete and mail a proxy card in the enclosed postage prepaid envelope to Broadridge.  Your proxy will be voted in accordance with your instructions.  If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted FOR the director nominees named herein to the Company’s Board of Directors and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, and will be voted according to the discretion of the proxy holder upon any other business that may properly be brought before the meeting and at all adjournments and postponements thereof.  If you are mailed or otherwise receive or obtain a proxy card or voting instruction form, and you choose to vote by telephone or by Internet, you do not have to return your proxy card or voting instruction form.

•

In Person at the Meeting.  If you attend the meeting, be sure to bring a form of personal picture identification with you, and you may deliver your completed proxy card in person, or you may vote by completing a ballot, which will be available at the meeting.

If your shares of common stock are held in street name (held for your account by a broker or other nominee):

•	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by Internet or telephone.
•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.
•

In Person at the Meeting.  If you attend the meeting, in addition to picture identification you should bring an account statement or a letter from the record holder indicating that you owned the shares as of the record date and contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting.

What are the Board of Director’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

Proposal 1: FOR election of the two Class I director nominees (page 6)

Proposal 2: FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (page 28)

Who pays the cost for soliciting proxies?

The Company will pay the cost for the solicitation of proxies by the Board of Directors.  The solicitation of proxies will be made primarily by mail and through internet access to materials.  Proxies may also be solicited personally, by telephone, fax or e-mail by employees of the Company without any remuneration to such individuals other than their regular compensation.  The Company will also reimburse brokers, banks, custodians, other nominees, and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or by ballot at the Annual Meeting.  If your shares are held in street name, your bank, broker or other nominee may under certain circumstances vote your shares if you do not timely return your proxy.  Banks, brokers and other nominees can vote customers’ unvoted shares on routine matters, but cannot vote such shares on non-routine matters.  If you do not timely return a proxy to your bank, broker or other nominee to vote your shares, your bank, broker or other nominee may, on routine matters, either vote your shares or leave your shares unvoted.  Your bank, broker or other nominee cannot vote your shares on any non-routine matter.  The election of directors (Proposal 1) is a non-routine matter.  The ratification of the appointment of our independent registered public accounting firm (Proposal 2) is a routine matter.  We encourage you to provide voting instructions to your bank, broker or other nominee by giving your proxy to them.  This ensures that your shares will be voted at the Annual Meeting according to your instructions.  You should receive directions from your bank, broker or other nominee about how to submit your proxy to them at the time you receive this proxy statement.

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the meeting and voting in person.  If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Shares held of record by stockholders or brokers, bankers or other nominees who do not return a signed and dated proxy or attend the Annual Meeting in person will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum.  Abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

What vote is required to approve each item and how are votes counted?

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as tabulators for the meeting.  The tabulators will count all votes FOR and AGAINST, abstentions and broker non-votes, as applicable, for each matter to be voted on at the Annual Meeting.  Abstentions and broker non-votes are not counted as votes cast and, therefore, do not have the effect of votes in opposition to such proposals.  A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

•	Proposal 1 - Election of two Class I director nominees

The two nominees for director to receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is a non-routine matter. Therefore, if your shares are held by your brokerage firm in street name and you do not timely provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 1. Shares held in street name by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee. As a result, such “broker non-votes” will have no effect on the voting on Proposal 1. You may:

•	vote FOR both nominees;
•	vote FOR one nominee and WITHHOLD your vote from the other nominee; or
•	WITHHOLD your vote from both nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

•	Proposal 2 - Ratification of selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm

To approve Proposal 2, holders of a majority of the votes cast on the matter must vote FOR the proposal. For the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2019 fiscal year, the votes cast FOR must exceed the votes cast AGAINST.  Only FOR and AGAINST votes will affect the outcome.  Abstentions will have no effect on the voting of Proposal 2.  Proposal 2 is a routine matter.  Therefore, if your shares are held by your bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee may vote your shares on Proposal 2.

If there are insufficient votes to approve Proposals 1 or 2, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposal.  If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy.  Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

Could other matters be decided at the Annual Meeting?

The Company does not know of any other matters that may be presented for action at the Annual Meeting.  Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.  If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting.  You will still be able to change your proxy until it is voted.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  Final voting results will be published in a Current Report on Form 8-K, or Form 8-K, that we expect to file with the SEC within four business days after the Annual Meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers.  Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Implications of being an “emerging growth company”.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering in April 2018, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common stock that is held by non-affiliates to exceed $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the previous rolling three-year period.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Liisa I. Nogelo, Secretary of the Company, at (617) 714-4096.  If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with one class of our directors standing for election each year.  The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years.  J. Jeffrey Goater and David S. Grayzel, M.D. are the directors whose terms expire at this Annual Meeting and each of J. Jeffrey Goater and David S. Grayzel, M.D. has been nominated for and has agreed to stand for re-election to the Board of Directors to serve as a Class I director of the Company until the 2022 Annual Meeting and until his successor is duly elected.

It is intended that, unless you give contrary instructions, shares represented by proxies solicited by the Board of Directors will be voted for the election of the two director nominees listed below.  We have no reason to believe that any director nominee will be unavailable for election at the Annual Meeting.  In the event that one or more director nominee is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting.  Pursuant to the By-laws, the Board of Directors has fixed the number of directors at seven as of the date of this year’s Annual Meeting of Stockholders. Vacancies on the Board of Directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by the stockholders.  Your proxy cannot be voted for a greater number of persons than the number of director nominees named in this proxy statement.

Information relating to each director nominee and each continuing director, including his or her period of service as a director of the Company, principal occupation and other biographical material is shown below.

Voting Requirement to Approve Proposal

For Proposal 1, the two nominees receiving the plurality of votes properly cast will be elected as directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

EACH OF THESE DIRECTOR NOMINEES FOR CLASS I DIRECTOR:

J. JEFFREY GOATER

DAVID S. GRAYZEL, M.D.

(PROPOSAL 1 ON YOUR PROXY CARD)

DIRECTOR BIOGRAPHIES

The following table sets forth information concerning our directors as of April 8, 2019.  The biographical description of each director includes the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.

CLASS I DIRECTOR NOMINEES - For a Three-Year Term Expiring at the 2022 Annual Meeting of Stockholders	AGE	DIRECTOR SINCE

J. Jeffrey Goater has served as our Chief Executive Officer and a member of our Board of Directors since February 2018. Mr. Goater previously served as our Secretary from February 2017 to September 2018, and as our Chief Business Officer from February 2017 to February 2018. Prior to Surface, Mr. Goater served as the Chief Financial Officer and held other senior business and finance positions at Voyager Therapeutics, Inc., from September 2013 to December 2016. Prior to that, he served as Vice President of Business Development at Synageva BioPharma Corp. (now Alexion Pharmaceuticals, Inc.), from April 2013 to July 2013, and prior to that, he worked as an investment banker at Evercore Partners Inc. (now Evercore Inc.), from April 2008 to April 2013, most recently as Managing Director. Prior to that, Mr. Goater worked as an equity research analyst at Cowen and Company, LLC, covering the biopharmaceutical sector, from August 2004 to March 2008. He also currently serves on the board of directors of Vaccinex, Inc., a publicly traded biotechnology company. Mr. Goater received a B.A. in Biology, an M.S. in Pathology, an M.S. in Microbiology and Immunology, and an M.B.A., all from the University of Rochester. Our Board of Directors believes that Mr. Goater’s experience as our Chief Executive Officer, as well as his experience in the life science industry, qualifies him to serve on our Board of Directors.

	43	February 2018

David S. Grayzel, M.D. is our co-founder and has served as a member of our Board of Directors since April 2014. Dr. Grayzel previously served as our Chief Executive Officer from April 2014 to May 2015, and Chairman of our Board of Directors from April 2014 to January 2017. Dr. Grayzel has been a Partner at Atlas Venture Inc. since April 2014. Since joining Atlas Venture Inc. as a Managing Director in June 2010, Dr. Grayzel co-founded and served as Chief Executive Officer of Arteaus Therapeutics, LLC, from June 2011 until it was acquired by Eli Lilly and Company in January 2014, and served as co-founder and Chief Executive Officer of Annovation Biopharma, Inc., from May 2011 until it was acquired by The Medicines Company in February 2015. He is a co-founder and member of the Board of Directors of Cadent Therapeutics, Inc. (now Luc Therapeutics, Inc.), a founding board member of Delinia, Inc., from September 2015 until it was acquired by Celgene Corporation in January 2017, a co-founder and board observer of Quartet Medicine, Inc. since December 2013, and a board member of Akrevia Therapeutics, Inc. since September 2018. Prior to joining Atlas Venture, Inc., he was Vice President of Clinical Development and Medical Affairs at Infinity Pharmaceuticals, Inc., from August 2002 to June 2010. Dr. Grayzel serves on the board of Acera School, Inc. (The Massachusetts School for Science, Creativity, and Leadership). Dr. Grayzel also serves as an advisor to Memorial Sloan Kettering Cancer Center’s Technology Development Fund and a Scientific Advisory Board member of the Tri-Institutional Therapeutics Discovery Institute. Dr. Grayzel received a B.A. in Psychology from Stanford University and an M.D. from Harvard Medical School, and completed his internship and residency training in Internal Medicine at Massachusetts General Hospital. Our Board of Directors believes that Dr. Grayzel’s experience working with and serving on the boards of directors of life sciences companies and his experience working in the venture capital industry qualify him to serve on our Board of Directors.

	51	April 2014

CLASS II DIRECTORS – TERM EXPIRING AT THE 2020 ANNUAL MEETING OF STOCKHOLDERS	AGE	DIRECTOR SINCE

Daniel S. Lynch has served as the Chairman of our Board of Directors since December 2016. Previously, Mr. Lynch served in senior management roles at the Company from November 2016 to April 2018, including as our Interim Chief Executive Officer from September 2017 to January 2018. Since October 2007, Mr. Lynch has advised and served as Executive Chairman or member of the Board of Directors for a number of biopharmaceutical companies, which include Stromedix, Inc., until its acquisition by Biogen Idec (now Biogen Inc.) in February 2012, Ivrea Pharmaceuticals, Inc., Avila Therapeutics, Inc., until its acquisition by Celgene Corporation in February 2012, Edimer Pharmaceuticals, Inc., Ember Therapeutics, Inc. and US Oncology, Inc., until its acquisition by McKesson Corporation in December 2010. He currently serves on the board of directors of, Translate Bio, Inc. (fka RaNA Therapeutics, Inc.), Blueprint Medicines Corporation, bluebird bio, Inc., SpringWorks Therapeutics, LLC and Sesen Bio (fka Eleven Biotherapeutics, Inc.). Mr. Lynch joined Third Rock Ventures, LLC as an entrepreneur-in-residence in May 2011, and became a Venture Partner in June 2013. Previously, Mr. Lynch served as Chief Executive Officer and Chief Financial Officer of ImClone Systems Corporation from April 2001 to November 2005. Earlier in his career, he served in various financial positions at Bristol-Myers Squibb Company over a 15-year tenure, most recently serving as Vice President of Finance, U.S. Pharmaceuticals, Worldwide Medicines Group. Mr. Lynch received a B.A. in Mathematics from Wesleyan University and an M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia. Our Board of Directors believes that Mr. Lynch’s experience as the Chief Executive Officer and Chief Financial Officer of a public pharmaceutical company and as executive chairman and director for many other life science companies, qualify him to serve on our Board of Directors.

	61	December 2016

Armen B. Shanafelt, Ph.D has served as a member of our Board of Directors since November 2014. Since April 2009, Dr. Shanafelt was venture partner, then a general partner, of Lilly Ventures, a venture capital firm. Previous to joining Lilly Ventures, Dr. Shanafelt was one of several Chief Scientific Officers at Eli Lilly and Company, a pharmaceutical research company, specifically responsible for the generation of the early biotherapeutic pipeline which spanned the therapeutic areas of oncology, metabolic disease, autoimmunity, and neuroscience. Dr. Shanafelt also serves as a director for Aeglea Biotherapeutics, Inc., Aileron Therapeutics Inc., and Protagonist Therapeutics, all of which are clinical stage publicly-traded biopharmaceutical companies, as well as a director of one privately-held biotechnology company. Dr. Shanafelt received his B.S. in Chemistry and Physics from Pacific Lutheran University, and his Ph.D. in Chemistry from the University of California, Berkeley. He is a Kauffman Fellow (Class 14). Our Board of Directors believes Dr. Shanafelt’s significant background in pharmaceutical research and development and his experience in life sciences investing qualify him to serve on our Board of Directors.

	59	November 2014

CLASS III DIRECTORS – TERM EXPIRING AT THE 2021 ANNUAL MEETING OF STOCKHOLDERS	AGE	DIRECTOR SINCE

Geoffrey McDonough, M.D. has served as a member of our Board of Directors since February 2018. Dr. McDonough currently serves as the President, Chief Executive Officer and member of the Board of Directors of Generation Bio Co., which he joined in October 2017. He formerly served as President and Chief Executive Officer of Swedish Orphan Biovitrum AB (Sobi) from August 2011 to June 2017. Prior to Sobi, he held a variety of senior roles at Genzyme Corporation, including President of Genzyme Europe and Senior Vice President and General Manager of the global lysosomal storage disease business. Dr. McDonough currently serves on the board of Zafgen, Inc., a publicly traded biopharmaceutical company. Dr. McDonough has a B.S. in Biology and a B.A. in Philosophy from University of North Carolina at Chapel Hill. He obtained his M.D. at Harvard Medical School and completed his residency training in internal medicine and pediatrics at Massachusetts General Hospital and Boston Children’s Hospital. Our Board of Directors believes that Dr. McDonough’s experience as a biotechnology Chief Executive Officer and several years of experience in the biotechnology industry qualify him to serve on our Board of Directors.

	48	February 2018

Elliott Sigal, M.D., Ph.D. has served as a member of our Board of Directors since February 2018. Dr. Sigal is a former Executive Vice President and member of the Board of Directors of Bristol-Myers Squibb, or BMS. He joined BMS in 1997 as head of Applied Genomics, went on to head Discovery Research followed by Clinical Development and ultimately served as Chief Scientific Officer and President of R&D from 2004 until 2013. Dr. Sigal serves as a board member for Adaptimmune Therapeutics plc, Spark Therapeutics, and the Melanoma Research Alliance. He also serves as a venture partner and senior advisor to the healthcare team of New Enterprise Associates and consults for several biotechnology companies. Dr. Sigal holds an M.D. from the University of Chicago and trained in Internal Medicine and Pulmonary Medicine at the University of California, San Francisco, where he was on faculty from 1988 to 1992. He also holds a B.S., M.S, and Ph.D. in Engineering from Purdue University. Our Board of Directors believes Dr. Sigal’s qualifications to serve as a member of our board include his extensive experience in the pharmaceutical industry and his years of experience in his leadership roles as a director and executive officer.

	67	February 2018

Laurie D. Stelzer has served as a member of our Board of Directors since February 2018. She serves as Senior Vice President, Chief Financial Officer at Halozyme Therapeutics, Inc., which she joined in June 2015. Prior to joining Halozyme, Ms. Stelzer served from April 2014 to January 2015 as the Senior Vice President of Finance supporting R&D, Technical Operations and M&A at Shire, Inc. Prior to that, she was the Division Chief Financial Officer for the Regenerative Medicine Division and the Head of Investor Relations at Shire from March 2012 to April 2014. Prior to Shire, Ms. Stelzer held positions of increasing responsibility for 15 years at Amgen, Inc., including Interim Treasurer, Head of Emerging Markets Expansion, Executive Director of Global Commercial Finance and Head of Global Accounting. Early in her career, she held various finance and accounting positions in the real estate and banking industries. Ms. Stelzer received her M.B.A. from the Anderson School at the University of California, Los Angeles, and a B.S. in Accounting from Arizona State University. Our Board of Directors believes Ms. Stelzer’s qualifications to serve as a member of our board include her extensive experience in the pharmaceutical industry and her years of experience in her leadership roles as an executive officer.

	51	February 2018

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers, as of April 8, 2019:

Name	Age	Position(s)
Executive Officers:
J. Jeffrey Goater (1)	43	Chief Executive Officer, President and Director
Jessica Fees	47	Senior Vice President, Finance and Business Operations and Treasurer
Liisa I. Nogelo	48	General Counsel and Secretary
Vito J. Palombella, Ph.D.	56	Chief Scientific Officer
Robert W. Ross, M.D.	45	Chief Medical Officer
Wendy Dwyer	45	Chief Business Officer

(1)	Mr. Goater is also a director of the Company and his biographical information appears on page 7.

Jessica Fees has served as our principal financial officer and principal accounting officer since December 2018, and as Senior Vice President, Finance and Business Operations since November 2018. Ms. Fees joined the Company in September 2015 as the Company’s Director of Finance. Prior to joining us, Ms. Fees served as President of Glide Associates LLC from January 2011 to March 2016. Prior to that, she worked at Tokai Pharmaceuticals, Inc from August 2005 to June 2011.  Ms. Fees began her career at Arthur Andersen LLP. Ms. Fees has a B.A. from The College of the Holy Cross and earned her CPA in Massachusetts.

Liisa I. Nogelo has served as our General Counsel since July 2018. Prior to joining us, from August 2014 to July 2018, Ms. Nogelo led the legal team at the Broad Institute of MIT and Harvard, where she most recently served as the General Counsel, operations. Prior to the Broad Institute, from September 2007 to July 2018, Ms. Nogelo held senior positions on both the corporate and R&D legal teams at Biogen Idec (now Biogen Inc.), where she most recently served as Associate General Counsel and was the lead attorney for three late-stage drug development programs in amyotrophic lateral sclerosis (ALS) and hemophilia. Ms. Nogelo earned B.A. from Wellesley College and a J.D. from the UCLA School of Law.

Vito J. Palombella, Ph.D. has served as our Chief Scientific Officer since January 2016. Prior to joining us, Dr. Palombella served in a variety of roles at Infinity Pharmaceuticals, Inc. from January 2004 to January 2016, most recently as Chief Scientific Officer. Prior to that, he was Director of Molecular Biology and Protein Chemistry at Syntonix Pharmaceuticals, Inc. (now Biogen Inc.) from October 2000 to January 2004, Senior Director of Cell and Molecular Biology at Millennium Pharmaceuticals, Inc. (now Takeda Pharmaceutical Co. Ltd.) from December 1999 to October 2000, Senior Director of Cell and Molecular Biology at LeukoSite, Inc. from July 1999 to December 1999, and held a number of positions at ProScript, Inc. from September 1994 to July 1999. Dr. Palombella received a B.S. in Microbiology from Rutgers University and an M.S. and Ph.D. in Viral Oncology and Immunology from the New York University Medical Center and completed his post-doctoral training at Harvard University.

Robert W. Ross, M.D. has served as our Chief Medical Officer since October 2016. Prior to joining us, Dr. Ross served as Head of Oncology at bluebird bio, Inc. from October 2015 to October 2016, Senior Vice President of Clinical Development and Pharmacovigilance, from January 2015 to October 2016, and Vice President of Clinical Development, from October 2012 to January 2015. Prior to that, he worked at Infinity Pharmaceuticals, Inc. from October 2007 to October 2012. Dr. Ross was a Fellow in Medical Oncology and a faculty member at the Dana Farber Cancer Center from July 2003 to August 2007, and then maintained a clinical practice at Dana Farber Cancer from August 2007 to October 2015. Dr. Ross received a B.S. in Biological Sciences and a B.A. in Philosophy from Stanford University, an M.S. in Medical Science as part of the Clinical Investigator Training Program from Harvard Medical School and an M.D. from Columbia University College of Physicians and Surgeons. He completed his residency training in Internal Medicine at the University of California, San Francisco.

Wendy Dwyer has served as our Chief Business Officer since April 2019. Prior to joining us, Ms. Dwyer served as Chief Business Officer at Portal Instruments from July 2017 to March 2019. Prior to that, Ms. Dwyer served as the Vice President of Corporate Business Development at Ipsen BioScience from July 2014 to January 2017, Business Development Director at AstraZeneca from November 2011 to July 2014, and held senior positions at Endo Pharmaceuticals (formerly Indevus Pharmaceuticals), from September 1998 to January 2010, most recently as Vice President of Business Development.  Ms. Dwyer received her M.S. in Management from Lesley University and her B.S. in Psychology from Endicott College.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Composition

We currently have seven directors and the terms of office of the directors are divided into three classes:

•	Class I, whose term will expire at the Annual Meeting of Stockholders to be held in 2019;
•	Class II, whose term will expire at the Annual Meeting of Stockholders to be held in 2020; and
•	Class III, whose term will expire at the Annual Meeting of Stockholders to be held in 2021.

Class I consists of J. Jeffrey Goater and David S. Grayzel, M.D., Class II consists of Daniel S. Lynch and Armen B. Shanafelt, Ph.D., and Class III consists of Geoffrey McDonough, M.D., Elliott Sigal, M.D., Ph.D. and Laurie D. Stelzer.  At each Annual Meeting of Stockholders, the successors to directors whose terms will then expire shall serve from the time of election and qualification until the third Annual Meeting following election and until their successors are duly elected and qualified.  A resolution of the Board of Directors may change the authorized number of directors.  Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.  This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of our company.

Board Independence

Our Board of Directors has determined, upon the recommendation of our Nominating and Corporate Governance Committee, that each of our directors, except for J. Jeffrey Goater, who serves as our President and Chief Executive Officer, and Daniel S. Lynch, who formerly served in a senior management role and was our Interim Chief Executive Officer from September 2017 to February 2018, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of the director independence standards of the Nasdaq Stock Market, or Nasdaq, rules and the SEC.  At least annually, our Board of Directors will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director.  Based on this evaluation, our Board of Directors will make an annual determination of whether each director is independent within the meaning of Nasdaq, and the SEC independence standards.

Board Meetings and Attendance

Our Board of Directors held eleven meetings during the fiscal year ended December 31, 2018.  Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors, on which he or she served during the fiscal year ended December 31, 2018 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee).  The Company encourages its directors to attend the Annual Meeting of Stockholders.

Board Committees

Our Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, each of which is comprised solely of independent directors, and is described more fully below.  Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates pursuant to a written charter and each committee reviews and assesses the adequacy of its charter and submits its charter to the Board of Directors for approval.  The charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are all available on our website (www.surfaceoncology.com) under “Investors & Media” at “Governance” and “Documents & Charters.”

Audit Committee

Our Audit Committee is currently composed of Laurie D. Stelzer, Geoffrey McDonough, M.D., and Armen B. Shanafelt, Ph.D., with Ms. Stelzer serving as chair of the committee.  Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq.  Our Board of Directors has determined that each of Ms. Stelzer and Drs. McDonough and Shanafelt is an “audit committee financial expert” within the meaning of the SEC regulations and applicable listing standards of Nasdaq.  During the fiscal year ended December 31, 2018, the Audit Committee met three times.  The report of the Audit Committee is included in this Proxy Statement under “Report of the Audit Committee.” The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
•

reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•

recommending based upon the Audit Committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and
•	reviewing quarterly earnings releases.

Compensation Committee

Our Compensation Committee is currently composed of Geoffrey McDonough, M.D, Armen B. Shanafelt, Ph.D., and Laurie Stelzer, with Dr. McDonough serving as chair of the committee.  Our Board of Directors has determined each member of the Compensation Committee is “independent” as defined under the applicable listing standards of Nasdaq. During the fiscal year ended December 31, 2018, the Compensation Committee met three times.  The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;
•	reviewing and approving the compensation of our other executive officers;
•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;
•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;
•	retaining and approving the compensation of any compensation advisors;
•	reviewing and making recommendations to our Board of Directors about our policies and procedures for the grant of equity-based awards;
•	evaluating and making recommendations to the Board of Directors about director compensation;
•	preparing the Compensation Committee report required by SEC rules, if and when required, to be included in this proxy statement; and
•	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

Historically, our Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives. However, our Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, our Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and analyses of executive and director compensation paid at a peer group of other companies approved by our Compensation Committee. In 2018, the Compensation Committee also retained the services of Radford, and AON Hewitt company, as its external compensation consultant and considered Radford’s input on certain compensation matters as they deemed appropriate. The Compensation Committee may delegate its authority to grant certain equity awards to certain individuals to our Chief Executive Officer and in 2018, has delegated such authority to J. Jeffrey Goater.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of David S. Grayzel, M.D. and Elliott Sigal, M.D., Ph.D., with Dr. Grayzel serving as chair of the committee.  Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined under the applicable listing standards of Nasdaq.  During fiscal year ended December 31, 2018, the Nominating and Corporate Governance Committee met one time.  The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board of Directors criteria for board and committee membership;
•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•	reviewing the size and composition of the Board of Directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;
•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the board’s committees;
•	developing and recommending to the Board of Directors a code of business conduct and ethics and a set of corporate governance guidelines; and
•	overseeing the evaluation of our Board of Directors and management.

Our Board of Directors may from time to time establish other committees.

Identifying and Evaluating Director Nominees

Our Board of Directors is responsible for selecting its own members.  The Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

Generally, our Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates.  Once candidates have been identified, our Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process.  The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board of Directors.  Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Directors’ approval as director nominees for election to the Board of Directors.

Minimum Qualifications

Our Nominating and Corporate Governance Committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the Board’s selection as director nominees for the Board and as candidates for appointment to the Board’s committees.  A director nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other director nominees to the Board, in collectively serving the long-term interests of the stockholders.

In evaluating proposed director candidates, our Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for board membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, diversity, including but not limited to race, gender or national origin, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the Board.  We have no formal policy regarding board diversity.  Our Nominating and Corporate Governance Committee’s priority in selecting board members is identification of persons who will further the interests of our company through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, and professional and personal experiences and expertise relevant to our growth strategy.  The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders.  The policy adopted by the Nominating and Corporate Governance Committee provides that candidates recommended by stockholders are given appropriate consideration in the same manner as other candidates.

Non-Management Director Meetings

In addition to the meetings of the committees of the Board of Directors described above, in connection with the Board of Directors’ meetings, the non-management directors met eleven times in executive session during the fiscal year ended December 31, 2018. The Chairman of the Board of Directors presides at these executive sessions.

Communication with the Directors of Surface Oncology

Any interested party with concerns about our company may report such concerns to the board of directors or the chairman of our board of directors or Nominating and Corporate Governance Committee, by submitting a written communication to the attention of such director at the following address:

c/o Surface Oncology, Inc.

50 Hampshire Street, 8th Floor

Cambridge, Massachusetts 021391

United States

You may submit your concern anonymously or confidentially by postal mail.  You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

A copy of any such written communication may also be forwarded to the Company’s legal counsel and a copy of such communication may be retained for a reasonable period of time.  The director may discuss the matter with the Company’s legal counsel, with independent advisors, with nonmanagement directors, or with the Company’s management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and applying his or her own discretion.

Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know.  In general, communications relating to corporate governance and long term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we receive repetitive or duplicative communications.

The Audit Committee oversees the procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

Leadership Structure and Risk Oversight

Our Board of Directors is currently chaired by Mr. Lynch. Our corporate governance guidelines provide the flexibility for our Board of Directors to modify our leadership structure in the future, as it deems appropriate.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in our Annual Report on Form 10-K. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our Company's business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our board committees also oversees the management of our Company's risk that falls within the committee's areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Senior Vice President, Finance and Business Operations provides reports to the Audit Committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm and our Senior Vice President, Finance and Business Operations. The Audit Committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our Board of Directors regarding these activities.

Executive Compensation

Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by and paid during the fiscal years ended December 31, 2018 and December 31, 2017 for each of our named executive officers:

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($) (1)	Non-equity incentive plan compensation ($)		All other compensation ($)		Total ($)
J. Jeffrey Goater	2018	429,000		-		4,077,144	219,500	(3)	10,121	(2)	4,735,764
Chief Executive Officer, President and Director	2017	315,898	(4)	100,000	(5)	893,807	99,800	(6)	1,200		1,410,705
Vito J. Palombella, Ph.D.	2018	371,000		-		473,524	123,900	(3)	10,121	(2)	978,544
Chief Scientific Officer	2017	359,345		-		203,832	102,800	(7)	2,565		668,542
Robert W. Ross, M.D.	2018	361,000		-		384,963	123,900	(3)	10,115	(2)	879,978
Chief Medical Officer	2017	328,942		-		42,465	94,100	(7)	1,410		466,917

(1)

The amounts reported in the “Option awards” columns above represent the aggregate grant date fair value of the stock options granted to such named executive officers during 2018 and 2017 as computed in accordance with FASB ASC Topic 718, not including any estimates of forfeitures related to service-based vesting conditions. See Note 11 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on March 7, 2019 for a discussion of assumptions made by the Company in determining the aggregate grant date fair value of our option awards.

(2)	The amounts represent commuter benefits, life insurance and long-term disability premiums paid by us, and the Company match on 401(k).
(3)	The amount reported represents a bonus based upon the achievement of the Company and individual performance objectives for the year ended December 31, 2018, which was paid in February 2019.
(4)

Mr. Goater's employment commenced with us in February 2017. The amount reported reflects the pro-rated portion of Mr. Goater's annual salary of $350,000 from commencement of his employment through December 31, 2017.

(5)	The amount reported represents a sign-on bonus of $100,000, paid in 2017 pursuant to the terms of Mr. Goater’s employment agreement.
(6)	The amount reported represents the pro-rated bonus based upon the achievement of the Company and individual performance objectives for the year ended December 31, 2017, which was paid in January 2018.
(7)	The amount reported represents a bonus based upon the achievement of the Company and individual performance objectives for the year ended December 31, 2017, which was paid in January 2018.

Narrative Disclosure to Summary Compensation Table

Employment arrangements with our named executive officers

We have entered into employment agreements with each of our named executive officers, which became effective upon the closing of our initial public offering. Except as noted below, these employment agreements provide for “at will” employment.

Employment Agreement with J. Jeffrey Goater

Under the employment agreement with J. Jeffrey Goater for the position of Chief Executive Officer, Mr. Goater’s current base salary is $510,000, which is subject to redetermination by our Board of Directors or our Compensation Committee, and he is eligible to earn an annual bonus with a target amount equal to 50% of his base salary. Mr. Goater is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Mr. Goater’s employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his employment agreement) or Mr. Goater resigns for “good reason” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he is entitled to receive (i) an amount equal to 12 months of his base salary, payable in substantially equal installments over 12 months following his termination, and (ii) if Mr. Goater is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of Mr. Goater’s COBRA health continuation period in an amount equal to the amount that we would have paid to provide health insurance to Mr. Goater had he remained employed with us. In lieu of the payments and benefits described in the preceding sentence, in the event that Mr. Goater’s employment is terminated by us without cause or Mr. Goater resigns for good reason, in either case within 12 months following a “change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he is entitled to receive (i) an amount equal to 18 months of his base salary, plus 150% of his annual target bonus, payable in substantially equal installments over 18 months following his termination, and (ii) if Mr. Goater is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 18 months following termination or the end of Mr. Goater’s COBRA health continuation period in an amount equal to the amount that we would have paid to provide health insurance to him had he remained employed with us. Further, in the event that Mr. Goater’s employment is terminated without cause by the successor entity in the change in control or he resigns for good reason within the 12-month period following such change in control, then any time-based equity awards granted to him subsequent to the change in control will vest in full upon such termination event.

The payments and benefits provided to Mr. Goater under his employment agreement in connection with a change in control may not be eligible for a federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Goater in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to such officer.

In addition, in consideration of the payments and benefits provided under his employment agreement, Mr. Goater has agreed to certain restrictive covenants, including, among other things, non-competition and non-solicitation provisions that apply during the term of Mr. Goater’s employment and for 12 months thereafter.

Employment Agreement with Vito J. Palombella, Ph.D.

Under the employment agreement with Vito Palombella for the position of Chief Scientific Officer, Dr. Palombella’s current base salary is $400,000, which is subject to redetermination by our Board of Directors or our Compensation Committee, and he is eligible to earn an annual bonus with a target amount equal to 35% of his base salary. Dr. Palombella is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Dr. Palombella’s employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his employment agreement) or Dr. Palombella resigns for “good reason” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he is entitled to receive (i) an amount equal to nine months of his base salary, payable in substantially equal installments over nine months following his termination, and (ii) if Dr. Palombella is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of nine months following termination or the end of Dr. Palombella’s COBRA health continuation period in an amount equal to the amount that we would have paid to provide health insurance to Dr. Palombella had he remained employed with us. In lieu of the payments and benefits described in the preceding sentence, in the event that Dr. Palombella’s employment is terminated by us without cause or Dr. Palombella resigns for good reason, in either case within 12 months following a “change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he is entitled to receive (i) an amount equal to 12 months of his base salary, plus 100% of his annual target bonus, payable in substantially equal installments over 12 months following his termination, and (ii) if Dr. Palombella is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of Dr. Palombella’s COBRA health continuation period in an amount equal to the amount that we would have paid to provide health insurance to him had he remained employed with us.

Further, in the event that Dr. Palombella’s employment is terminated without cause by the successor entity in the change in control or he resigns for good reason within the 12-month period following such change in control, then any equity awards granted to him subsequent to the change in control will vest in full upon such termination event.

The payments and benefits provided to Dr. Palombella under his employment agreement in connection with a change in control may not be eligible for a federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Dr. Palombella in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to such officer.

In addition, in consideration of the payments and benefits provided under his employment agreement, Dr. Palombella has agreed to certain restrictive covenants, including, among other things, non-competition and non-solicitation provisions that apply during the term of Dr. Palombella’s employment and for 12 months thereafter.

Employment Agreement with Robert W. Ross, M.D.

Under the employment agreement with Robert Ross for the position of Chief Medical Officer, Dr. Ross’s current base salary is $400,000, which is subject to redetermination by our Board of Directors or our Compensation Committee, and he is eligible to earn an annual bonus with a target amount equal to 35% of his base salary. Dr. Ross is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Dr. Ross’s employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his employment agreement) or Dr. Ross resigns for “good reason” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he is entitled to receive (i) an amount equal to nine months of his base salary, payable in substantially equal installments over nine months following his termination, and (ii) if Dr. Ross is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of nine months following termination or the end of Dr. Ross’s COBRA health continuation period in an amount equal to the amount that we would have paid to provide health insurance to Dr. Ross had he remained employed with us. In lieu of the payments and benefits described in the preceding sentence, in the event that Dr. Ross’s employment is terminated by us without cause or Dr. Ross resigns for good reason, in either case within 12 months following a “change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he is entitled to receive (i) an amount equal to 12 months of his base salary, plus 100% of his annual target bonus, payable in substantially equal installments over 12 months following his termination, and (ii) if Dr. Ross is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of Dr. Ross’s COBRA health continuation period in an amount equal to the amount that we would have paid to provide health insurance to him had he remained employed with us. Further, in the event that Dr. Ross’s employment is terminated without cause by the successor entity in the change in control or he resigns for good reason within the 12-month period following such change in control, then any equity awards granted to him subsequent to the change in control will vest in full upon such termination event.

The payments and benefits provided to Dr. Ross under his employment agreement in connection with a change in control may not be eligible for a federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Dr. Ross in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to such officer.

In addition, in consideration of the payments and benefits provided under his employment agreement, Dr. Ross has agreed to certain restrictive covenants, including, among other things, non-competition and non-solicitation provisions that apply during the term of Dr. Ross’s employment and for 12 months thereafter.

Elements of Compensation

Base salary

Our Compensation Committee or Board of Directors reviews the base salaries of our executive officers, including our named executive officers, from time to time and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer's performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion) and market conditions.

Beginning as of the closing of our initial public offering on April 23, 2018 and through December 31, 2018, J. Jeffrey Goater, Vito J. Palombella, Ph.D., and Robert W. Ross, M.D. had their base salaries set at annual rates of $465,000, $375,000, and $375,000, respectively.

Annual performance bonuses

We also believe that a significant portion of our executives’ cash compensation should be based on the attainment of business goals established by our Board of Directors or Compensation Committee. Each of our named executive officers participated in our Senior Executive Cash Incentive Bonus Plan (“Bonus Plan”). The Bonus Plan provides for formula-based incentive payments based upon the achievement of certain corporate and individual performance goals and objectives approved by our Board of Directors and Compensation Committee, respectively. We typically establish bonus targets for our named executive officers and conduct an annual performance review process to serve as the basis for determining eligibility for any such bonuses. Among the key parameters that typically are the basis for such bonus determinations are our achievement of overall corporate goals and the achievement of specified goals and objectives by each individual employee.

All final bonus payments to our named executive officers are recommended by our Compensation Committee and are approved by our Board of Directors, which retains full discretion to adjust individual target bonus awards. The actual bonuses, if any, awarded in a given year may vary from target, depending on individual performance and the achievement of corporate objectives and may also vary based on other factors at the discretion of our Compensation Committee.

For 2018, the corporate performance objectives generally fell into the categories of establishing the Company as a leading tumor microenvironment company, ensuring successful CMC operations, advancing our earlier stage pipeline programs towards the clinic, further defining our intellectual property position for our product programs, strengthening our financial position, and growing the company, maintaining our culture and continuing to foster strong external relationships. In evaluating management’s performance relative to corporate performance for 2018, our Compensation Committee determined to award a corporate achievement level of 75.5%. This achievement level was then used to determine each named executive officer’s bonus. For 2018, we awarded bonuses to J. Jeffrey Goater, Vito J. Palombella, Ph.D., and Robert W. Ross, M.D., in the amounts of $219,500, $123,900, and $123,900, respectively.

Equity-based compensation

Equity-based compensation is an integral part of our overall compensation program. Providing named executive officers with the opportunity to create significant wealth through stock ownership is a powerful tool to attract and retain highly-qualified executives, achieve strong long-term stock price performance, align our executives’ interests with those of our stockholders and provide a means to build real ownership in the Company. In addition, the vesting feature of our equity grants contributes to executive retention. We have historically granted equity awards to our employees, including our named executive officers, in the form of options to purchase shares of our common stock.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their contributions are 100% vested when contributed. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The retirement plan is intended to qualify under

Section 401(a) of the Code. We match 50% of employees’ contributions to the 401(k) Plan up to 6% of their annual compensation, not exceeding $275,000, in accordance with IRC Section 401(a)(17).

Rule 10b5-1 Sales Plans

Certain of our executive officers and employees have adopted, and other directors, executive officers, and employees may in the future adopt, written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Health and Welfare Benefits

All of our full-time employees, including our executive officers are eligible to participate in certain medical, disability and life insurance benefit programs offered by us. We pay the premiums for term life insurance and disability for all of our employees, including our executive officers. We do not sponsor any qualified or non-qualified defined benefit plans for any of our employees or executives.

Equity Compensation

Outstanding equity awards at December 31, 2018

The following table sets forth information concerning the outstanding equity awards held by each of the named executive officers as of December 31, 2018.

	Option Awards
Name	Vesting commencement date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($/share)	Option expiration date
J. Jeffrey Goater	2/6/2017	(1)	139,381	164,723	$4.14	3/2/2027
	4/23/2018	(2)	7,508	37,544	$4.14	3/2/2027
	7/1/2017	(3)	4,026	7,337	$5.42	6/27/2027
	2/5/2018	(3)	118,371	449,810	$9.61	2/5/2028
	3/1/2018	(3)	8,522	36,932	$12.89	3/2/2028
Vito J. Palombella, Ph.D.	1/22/2016	(1)	197,030	73,184	$3.99	3/3/2026
	7/1/2017	(3)	19,315	35,229	$5.42	6/27/2027
	3/1/2018	(3)	10,482	45,427	$12.89	3/2/2028
Robert W. Ross, M.D.	11/7/2016	(1)	146,654	134,924	$4.14	12/9/2026
	7/1/2017	(3)	4,026	7,337	$5.42	6/27/2027
	3/1/2018	(3)	8,517	36,936	$12.89	3/2/2028

(1)

The shares underlying this grant vested 25% on the first anniversary of the vesting commencement date, with the remainder of the shares vesting in equal monthly installments over the following 36 months thereafter.

(2)	The shares underlying this grant vest over 48 monthly installments upon the closing of our initial public offering on April 23, 2018.
(3)	The shares underlying this grant vest in 48 equal monthly installments from the vesting commencement date.

Director Compensation

The following table sets forth the compensation we paid to our non-employee directors during the year ended December 31, 2018.  Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non-employee members of our Board of Directors in the year ended December 31, 2018.  J. Jeffrey Goater, our Chief Executive Officer, receives no compensation for his service as a director, and, consequently, is not included in this table.  The compensation received by Mr. Goater as an employee during the year ended December 31, 2018 is presented in “Summary Compensation Table” above.

Name	Fees earned or paid in cash ($)	Option awards ($) (1)	Total ($)
Daniel S. Lynch (2)	52,542	962,435	1,014,977
David S. Grayzel, M.D. (3)	27,322	171,687	199,009
Geoffrey McDonough, M.D. (4)	40,782	341,308	382,090
Armen B. Shanafelt, Ph.D. (5)	33,277	171,687	204,964
Elliott Sigal, M.D., Ph.D. (6)	32,725	379,606	412,331
Laurie D. Stelzer (7)	46,017	315,367	361,384

(1)

The amounts reported in the “Option awards” columns above represent the aggregate grant date fair value of the stock options granted during 2018 as computed in accordance with FASB ASC Topic 718, not including any estimates of forfeitures related to service-based vesting conditions. See Note 11 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on March 7, 2019 for a discussion of assumptions made by the Company in determining the aggregate grant date fair value of our option awards.

(2)	As of December 31, 2018, Mr. Lynch held options to purchase an aggregate of 451,529 shares of our common stock, 197,289 shares of which were vested on such date.
(3)	As of December 31, 2018, Dr. Grayzel held options to purchase an aggregate of 21,818 shares of our common stock, 4,848 shares of which were vested on such date.
(4)	As of December 31, 2018, Dr. McDonough held options to purchase an aggregate of 58,409 shares of our common stock, 16,224 shares of which were vested on such date.
(5)	As of December 31, 2018, Dr. Shanafelt held options to purchase an aggregate of 21,818 shares of our common stock, 4,848 shares of which were vested on such date.
(6)	As of December 31, 2018, Dr. Sigal held options to purchase an aggregate of 180,927 shares of our common stock, 132,450 shares of which were vested on such date.
(7)	As of December 31, 2018, Ms. Stelzer held options to purchase an aggregate of 58,409 shares of our common stock, 17,847 shares of which were vested on such date.

In connection with our initial public offering in April 2018, our Board of Directors adopted a non-employee director compensation policy that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber non-employee directors. Under the policy as amended, all non-employee directors are paid cash compensation from and after the completion of our initial public offering, as set forth below:

Annual Retainer
Board of Directors:
All non-employee members	$35,000
Additional retainer for Non-Executive Chairman of the Board	$30,000
Audit Committee:
Chairman	$15,000
Non-Chairman members	$7,500
Compensation Committee:
Chairman	$10,000
Non-Chairman members	$5,000
Nominating and Corporate Governance Committee:
Chairman	$8,000
Non-Chairman members	$4,000

Under the policy, upon initial election or appointment to the Board of Directors, new non-employee directors receive a one-time equity award having a fair market value of $245,000 as of the date of grant, which vests annually over three years. In each subsequent year of a non-employee director’s tenure, the director will receive an annual equity award having a fair market value of $122,500 as of the date of grant, which vests in full upon the earlier to occur of the first anniversary of the grant date or the date of the next annual meeting of stockholders. If either an initial equity award or an annual equity award is in the form of a nonqualified stock option, then the exercise price will equal the fair market value of our common stock, as measured by reference to market quotations on Nasdaq, as of the grant date. Vesting of any equity award will cease if a director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that circumstances warrant continuation of vesting.

In 2019, in lieu of the annual equity award described above, each continuing non-employee director will be eligible to receive an annual stock option grant to purchase 12,100 shares of our common stock, which vests in full upon the earlier to occur of the first anniversary of the grant date or the date of the 2020 annual meeting of stockholders.  Our Board of Directors determined that, in light of our current stock price, it would be appropriate to determine the size of the annual equity award in 2019 as a fixed number of shares, rather than a dollar value, in order to prevent greater dilution to our stock pool.   In 2019, our Board of Directors also determined to permit directors the ability to elect to receive stock options in lieu of annual cash retainers commencing in Q3 2019. Any such election shall be made (i) for any continuing non-employee director, before the start of the calendar year with respect to any cash compensation for such calendar year and (ii) for any new non-employee director, within 30 days of her or his election to the Board of Directors.

Compensation risk assessment

We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the amount of common stock of the Company beneficially owned, directly or indirectly, as of April 8, 2019, by (i) each current director of the Company, (ii) each named executive officer of the Company, (iii) all directors and executive officers of the Company as a group, and (iv) each person who is known to the Company to beneficially own more than five percent (5%) of the outstanding shares of common stock of the Company, as determined through SEC filings, and the percentage of the common stock outstanding represented by each such amount.  All shares of common stock shown in the table reflect sole voting and investment power except as otherwise noted.

Beneficial ownership is determined by the rules of the SEC and includes voting or investment power of the securities.  As of April 8, 2019, the Company had 27,833,410 shares of common stock outstanding.  Shares of common stock subject to options to purchase, which are now exercisable or are exercisable, or restricted stock units vesting within 60 days after April 8, 2019 are to be considered outstanding for purposes of computing the percentage ownership of the persons holding these options or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person.  Unless otherwise indicated, the address for each person listed below is c/o Surface Oncology, Inc., 50 Hampshire Street, 8th Floor, Cambridge, Massachusetts 02139.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Atlas Venture Fund IX, L.P. (1)	4,654,453	17%
Novartis Institutes for Biomedical Research, Inc. (2)	3,948,482	14%
Lilly Ventures Fund I, LLC (3)	3,447,817	12%
New Enterprises Associates 14, L.P. (4)	3,315,149	12%
Entities affiliated with EcoR1 Capital, LLC (5)	2,261,328	8%
Entities affiliated with FMR LLC (6)	1,692,661	6%

Directors and Named Executive Officers
J. Jeffrey Goater (7)	417,390	1%
Daniel S. Lynch (8)	246,688	*
David S. Grayzel, M.D. (9)	4,662,331	17%
Geoffrey McDonough, M.D. (10)	25,959	*
Armen B. Shanafelt, Ph.D. (11)	3,455,695	12%
Elliott Sigal, M.D., Ph.D. (12)	189,859	*
Laurie D. Stelzer (13)	25,959	*
Vito J. Palombella, Ph.D. (14)	274,409	1%
Robert W. Ross, M.D. (15)	207,120	*
All executive officers and directors as a group (12 persons) (16)	9,583,916	33%

*	Represents holdings of less than 1%.
(1)

Consists of 4,654,453 shares of common stock held directly by Atlas Venture Fund IX, L.P., or Atlas Venture Fund IX. Atlas Venture Associates IX, L.P., or AVA IX LP, is the general partner of Atlas Venture Fund IX, and Atlas Venture Associates IX, LLC, or AVA IX LLC, is the general partner of AVA IX LP. Peter Barrett, Bruce Booth, Jean-Francois Formela, Jeff Fagnan and Ryan Moore are the members of AVA IX LLC and collectively make investment decisions on behalf of Atlas Venture Fund IX. David Grayzel, M.D. owns an interest in AVA IX LP and is also a member of our board of directors. Dr. Grayzel disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest therein, if any. The address for Atlas Venture Fund IX is 25 First Street, Suite 303, Cambridge, MA 02141.

(2)

Consists of 3,948,482 shares of common stock held by Novartis Institutes for BioMedical Research, Inc., or Novartis. Novartis is an indirect wholly owned subsidiary of, and controlled by, Novartis AG. The address for Novartis is 250 Massachusetts Avenue, Cambridge, MA 02139.

(3)

Consists of 3,447,817 shares of common stock held by Lilly Ventures Fund I, LLC, or LVFI. LV Management Group, LLC (LVMG) is the management company for LVFI and as such may be deemed to indirectly beneficially own the shares held by LVFI. LVMG has voting and dispositive power over the shares held by LVFI. LVMG’s voting and dispositive decisions with respect to the shares held by LVFI are made by LVMG’s management committee, which consists of Edward Torres, Steven Hall, and Dr. Shanafelt (collectively, the Members). As such, the Members are deemed to share voting and dispositive power with regard to the shares directly held by the LVFI. The mailing addresses of the beneficial owners is 115 West Washington Street, Suite 1680-South, Indianapolis, IN 46204.

(4)

Consists of (i) 3,312,877 shares of common stock held by New Enterprise Associates 14, L.P., or NEA 14, and (ii) 2,272 shares of common stock held by NEA Ventures 2014, L.P., or Ven 2014. The shares directly held by NEA 14 are indirectly held by NEA Partners 14, L.P., or NEA Partners 14, the sole general partner of NEA 14, NEA 14 GP, LTD, or NEA 14 LTD, the sole general partner of NEA Partners 14 and each of the individual Directors of NEA 14 LTD. The individual Directors, or collectively, the Directors of NEA 14 LTD, are M. James Barrett, Peter J. Barris, Forest Baskett, Anthony A. Florence, Jr., Patrick J. Kerins, David M. Mott, Scott D. Sandell, Peter Sonsini and Ravi Viswanathan. The shares directly held by Ven 2014 are indirectly held by Karen P. Welsh, the general partner of Ven 2014. NEA Partners 14, NEA 14 LTD and the Directors share voting and dispositive power with regard to the Company’s securities directly held by NEA 14. Karen P. Welsh, the general partner of Ven 2014, has voting and dispositive power with regard to the Company’s securities directly held by Ven 2014. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The address for these entities is 1954 Greenspring Dr. Ste 600, Timonium, MD 21093.

(5)

Based solely upon information set forth in the Schedule 13G/A filed with the SEC on February 12, 2019, EcoR1 Capital, LLC (“EcoR1”), Oleg Nodelman and EcoR1 Capital Fund Qualified, L.P. (“Qualified Fund”) have shared voting power and shared dispositive power with respect to 2,261,328 shares of common stock. EcoR1 is the general partner and investment adviser of investment funds, including Qualified Fund. Mr. Nodelman is the control person of EcoR1. The funds managed by EcoR1, including Qualified Fund, hold the common stock for the benefit of their investors and have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock. Each of EcoR1, Mr. Nodelman and Qualified Fund disclaim beneficial ownership of the shares listed herein, except to the extent of any pecuniary interest therein.

(6)

Based solely upon information set forth in the Schedule 13G/A filed with the SEC on February 13, 2019, consists of 1,692,661 shares of common stock held by FMR LLC. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(7)	Consists of options to purchase 417,390 shares of common stock that are exercisable within 60 days of April 8, 2019.
(8)	Consists of options to purchase 246,688 shares of common stock that are exercisable within 60 days of April 8, 2019.
(9)	Consists of (i) shares disclosed in footnote (1) above and (ii) options to purchase 7,878 shares of common stock that are exercisable within 60 days of April 8, 2019.
(10)	Consists of options to purchase 25,959 shares of common stock that are exercisable within 60 days of April 8, 2019.
(11)

Represents (i) shares disclosed in footnote (3) above and (ii) options exercisable for 7,878 shares of common stock within 60 days of April 8, 2019 held by Dr. Shanafelt, of which LVMG has voting and dispositive power over 7,878 of such shares.

(12)

Consists of: (i) 45,453 shares of common stock held by Sigal Family Investments, LLC and (ii) options to purchase 144,406 shares of common stock, exercisable within 60 days of April 8, 2019, held directly by Dr. Sigal. Dr. Sigal is a manager of Sigal Family Investments, LLC. Dr. Sigal may be deemed to have voting and investment power over shares held by Sigal Family Investments, LLC. Dr. Sigal disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.

(13)	Consists of options to purchase 25,959 shares of common stock that are exercisable within 60 days of April 8, 2019.
(14)	Consists of options to purchase 274,409 shares of common stock that are exercisable within 60 days of April 8, 2019.
(15)	Consists of (i) 25,000 shares of common stock, and (ii) options to purchase 182,120 shares of common stock that are exercisable within 60 days of April 8, 2019.
(16)	Consists of (i) 8,223,628 shares of common stock, and (ii) options to purchase 1,360,288 shares of common stock that are exercisable within 60 days of April 8, 2019.

Equity compensation plan information

The following table presents aggregate summary information as of December 31, 2018, regarding the common stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans:

	Column (A)	Column (B)	Column (C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units and Other Rights	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders (1)	4,414,225	$6.79	1,668,977	(2)
Equity Compensation Plans Not Approved by Stockholders	-	$-	-
Total	4,414,225	$6.79	1,668,977	(3)

(1)	These plans consist of our 2014 Stock Incentive Plan, or 2014 Plan, 2018 Stock Option and Incentive Plan, or 2018 Plan, and 2018 Employee Stock Purchase Plan, or ESPP.
(2)

As of December 31, 2018, (i) 1,412,159 shares remained available for future issuance under our 2018 Plan and (ii) 256,818 shares remained available for future issuance under our ESPP. No shares remained available for future issuance under the 2014 Plan as of December 31, 2018. Our 2018 Plan has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2018 Plan to be added on the first day of each fiscal year, starting with fiscal year 2019, in an amount equal to 4% of the number of shares of our common stock outstanding on the immediately preceding December 31 or such lesser amount determined by our board of directors or the compensation committee of our board of directors. Our ESPP has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the ESPP to be added on the first day of each fiscal year, starting in fiscal year 2018, in an amount equal to 1% of the total number of shares of our common stock outstanding on the immediately preceding December 31 or such lesser amount determined by our board of directors or the compensation committee of our board of directors.

(3)

This amount excludes 1,110,904 shares of common stock that became issuable under the 2018 Plan on January 1, 2019 and 277,726 shares of common stock that became issuable under the ESPP on January 1, 2019, in each case pursuant to the evergreen provisions of the 2018 Plan and ESPP.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

Other than the compensation agreements and other arrangements described in “Executive Compensation” and elsewhere in this Proxy Statement and the relationships and transactions described below, since January 1, 2017, there was no transaction or series of transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of more than five percent of our capital stock or any member of their immediate families had or will have a direct or indirect material interest.

Collaboration with Novartis

In January 2016, we entered into a strategic collaboration agreement, or the Collaboration Agreement, with Novartis Institutes for Biomedical Research, Inc., or Novartis, to develop next-generation cancer therapies. The Collaboration Agreement was subsequently amended in May 2016, July 2017, September 2017 and October 2018. Pursuant to the Collaboration Agreement, we granted Novartis an exclusive license to research, develop, manufacture and commercialize antibodies that target CD73, along with the right to purchase exclusive option rights to up to four specified targets to obtain certain development, manufacturing and commercialization rights. Pursuant to the Collaboration Agreement, Novartis had the right to exercise up to three purchased options. In March 2018, Novartis notified us of its decision to not exercise its previously purchased option for SRF231, our CD47 product candidate. In February 2019, Novartis notified the Company of its decision not to purchase its option related to IL-27. Novartis currently has one option remaining eligible for purchase and potential exercise. Under the Collaboration Agreement, we are currently entitled to potential option purchase, option exercise and milestone payments upon the achievement of specified development and sales milestones, which could amount to $750 million, as well as tiered royalties on annual net sales by Novartis on licensed products ranging from high single-digit to mid-teens percentages. Such amount of potential option purchase, option exercise and milestone payments assumes that Novartis purchases, and exercises, the remaining option available to it pursuant to the Collaboration Agreement, as well as the successful clinical development and achievement of all sales milestones for all targets covered by the Collaboration Agreement. In addition, we are required to pay Novartis tiered royalties on annual net sales by us of licensed products in the United States ranging from high single-digit to mid-teens percentages. Through December 31, 2018, we had received an aggregate of $80.0 million in option purchase and milestone payments from Novartis. In January 2016, we also received a $13.5 million equity investment from Novartis.

Participation Agreement

In connection with entering into the Collaboration Agreement, we entered into a participation agreement, or the (“Participation Agreement”), with Novartis. The Participation Agreement gave us the right, in our sole discretion, to require Novartis to participate in any (i) private placement of our preferred or common stock or (ii) our initial public offering, up to an aggregate of $11.5 million, subject to certain conditions. Concurrently with our initial public offering, Novartis purchased 766,666 shares of our common stock at a price per share equal to the initial public offering price.

Research Agreement with Vaccinex, Inc.

On November 30, 2017, we entered into an agreement with Vaccinex, Inc. (“Vaccinex”), whereby Vaccinex will use its technology to assist us with identifying and selecting experimental human monoclonal antibodies against targets selected by us. Our Chief Executive Officer is a member of the board of directors of Vaccinex. During the year ended December 31, 2018 and 2017, the Company paid Vaccinex an aggregate of $198,968 and $250,000 relating to the agreement.

Participation in our Initial Public Offering

Certain of our existing stockholders, including stockholders affiliated with certain of our directors, purchased an aggregate of approximately $25 million in shares of our common stock in our initial public offering in April 2018 at the initial public offering price. The underwriting discount for the shares sold to such stockholders in the initial public offering was the same as the underwriting discount for the shares sold to the public.

Executive Officer and Director Compensation

See the section entitled “Executive Compensation” for information regarding compensation of our executive officers and directors.

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our Company or that person’s status as a member of our Board of Directors to the maximum extent allowed under Delaware law.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted a written related person transactions policy that requires such transactions to be approved by our Audit Committee. Pursuant to this policy, the Audit Committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, and their immediate family members.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the Company common stock to file with the SEC reports of ownership and changes in ownership of Company common stock.  Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings.  Based on our review of the reports we have received, the Company believes that all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2018.

AUDIT COMMITTEE REPORT

Report of the Audit Committee of the Board of Directors

This report is submitted by the Audit Committee of the Board of Directors (the “Board”) of Surface Oncology, Inc. (the “Company”). The Audit Committee currently consists of the three directors whose names appear below. None of the members of the Audit Committee is an officer or employee of the Company, and the Board has determined that each member of the Audit Committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable rules of the Nasdaq Stock Market LLC (“Nasdaq”). Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. The Board has designated Laurie D. Stelzer as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee operates under a written charter adopted by the Board.

The Audit Committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the Company's financial statements for the fiscal year ended December 31, 2018 and met with management, as well as with representatives of PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, to discuss the consolidated financial statements. The Audit Committee also discussed with members of PricewaterhouseCoopers LLP the matters required to be discussed by the Auditing Standard No. 1301, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and discussed with members of PricewaterhouseCoopers LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements for the fiscal year ended December 31, 2018 be included in its Annual Report on Form 10-K for the year ended 2018.

The information contained in this Audit Committee report shall not be deemed to be “soliciting material,” “filed” or incorporated by reference into any past or future filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

Respectfully submitted by the
Audit Committee,

Laurie D. Stelzer
Geoffrey McDonough, M.D.
Armen B. Shanafelt, Ph.D.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, has been selected by the Audit Committee as auditors for the Company for the fiscal year ending December 31, 2019.  PricewaterhouseCoopers LLP has served as the independent registered public accounting firm for the Company since 2016.  A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

The Company’s organizational documents do not require that the stockholders ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.  The Company requests such ratification as a matter of good corporate practice.  The selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be ratified if the votes cast FOR exceed the votes cast AGAINST the proposal.  Brokers, bankers and other nominees have discretionary voting power on this routine matter.  Abstentions and broker non-votes will have no effect on the ratification.  If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but still may retain this firm.  Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Independent Registered Public Accounting Firm Fees

The following is a summary and description of fees incurred by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2018 and 2017.

Fee Category	Year ended December 31, 2018	Year ended December 31, 2017
Audit Fees (1)	971,000	1,218,000
Audit-Related Fees (2)	25,000	25,000
All Other Fees (3)	956	-
Total	996,956	1,243,000

(1)

Audit Fees” consist of fees for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements, our initial public offering which closed in April 2018, and other professional services provided in connection with regulatory filings.

(2)

“Audit-Related Fees” consist of fees billed by PricewaterhouseCoopers LLP for services performed in 2018 related to the adoption of the new leasing standard and services performed in 2017 related to the adoption of the new revenue standard.

(3)	“All other fees” consist of non-audit fees paid to PricewaterhouseCoopers LLP for access to its proprietary accounting research database.

Pre-Approval Policies and Procedures

The Company’s Audit Committee has adopted procedures requiring the pre-approval of all non-audit services performed by the Company’s independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the audit committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. The Audit Committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent registered public accounting firm’s independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm’s ability to exercise independent judgment in performing the audit.

Voting Requirement to Approve Proposal

For Proposal 2, a majority of the votes properly cast is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

THE RATIFICATION OF THE SELECTION OF PricewaterhouseCoopers LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2 ON YOUR PROXY CARD)

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. In 2018, our Board of Directors adopted a Code of Business Conduct and Ethics, which applies to our directors, officers and employees, including our Chief Executive Officer, our principal financial officer, and our other executive and senior officers. Our Code of Business Conduct and Ethics establishes our policies and expectations with respect to a wide range of business conduct, including the preparation and maintenance of our financial and accounting information, our compliance with laws, and possible conflicts of interest.

Under our Code of Business Conduct and Ethics, each of our directors and employees is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigations of complaints relating to accounting or audit matters. These procedures have been adopted by the Board of Directors and are administered by our Audit Committee.

A current copy of our Code of Business Conduct and Ethics is posted on the Governance section of our website, which is located at www.surfaceoncology.com. If we make any substantive amendments to, or grant any waivers from, the Code of Business Conduct and Ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

STOCKHOLDER PROPOSALS

Stockholder Recommendations for Director Nominations

Our amended and restated bylaws provide that, for nominations of persons for election to our board of directors or other proposals to be considered at an annual meeting of our stockholders, a stockholder must give written notice to our corporate secretary at Surface Oncology, Inc., 50 Hampshire Street, 8th Floor, Cambridge, Massachusetts 02139, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year's annual meeting. However, our amended and restated bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person's written consent to be named in the Proxy Statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements for the Annual Meeting are as follows: a stockholder’s notice shall be timely if delivered to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials

In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2020 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 21, 2019. Such proposals must be delivered to our corporate secretary at Surface Oncology, Inc., 50 Hampshire Street, 8th Floor, Cambridge, Massachusetts 02139.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements, or other information that the Company files at the SEC’s public reference room at the following location: 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-732-0330 for further information on the public reference room.  The Company’s SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.  You may also read and copy any document the Company files with the SEC on our website at www.surfaceoncology.com under the “Investors & Media” menu.

You should rely on the information contained in this document to vote your shares at the Annual Meeting.  The Company has not authorized anyone to provide you with information that is different from what is contained in this document.  This document is dated April 19, 2019.  You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders at any time after that date does not create an implication to the contrary.  This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

FORM 10-K

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, or by way of the SEC’s website, http://www.sec.gov.

We will provide without charge to each person to whom a copy of the proxy statement is delivered, upon the written or oral request of any such persons, additional copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 as filed with the SEC. Requests for such copies should be addressed to:

Surface Oncology, Inc.
50 Hampshire Street, 8th Floor
Cambridge, Massachusetts 02139
(617) 714-4096
Attention: Liisa I. Nogelo, Secretary

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

Stockholders of the Company common stock who share a single address, may receive only one copy of this Proxy Statement, Notice of Internet Availability and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, unless the Company has received contrary instructions from any stockholder at that address.  This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs.  However, if any stockholder residing at such an address wishes to receive a separate copy of this Proxy Statement, Notice of Internet Availability or our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, he or she may contact Surface Oncology, Inc., 50 Hampshire Street, 8th Floor, Cambridge, Massachusetts 02139, (617) 714-4096, Attention: Liisa I. Nogelo, Secretary, and the Company will deliver those documents to such stockholder promptly upon receiving the request.  Any such stockholder may also contact our Secretary using the above contact information if he or she would like to receive separate proxy statements, notice of internet availability and annual reports in the future.  If you are receiving multiple copies of our annual reports, notice of internet availability and proxy statements, you may request householding in the future by contacting our Secretary.

OTHER BUSINESS

The Board of Directors knows of no business to be brought before the 2019 Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting.  Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable.  If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the 2019 Annual Meeting unless they receive instructions from you with respect to such matter.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0000420176_1 R1.0.1.18 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Class I Directors Nominees 01 J. Jeffrey Goater 02 David S. Grayzel, M.D. SURFACE ONCOLOGY, INC. 50 HAMPSHIRE STREET, 8TH FLOOR CAMBRIDGE, MA 02139 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/04/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/04/2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To ratify the selection of PricewaterhouseCoopers LLP as Surface Oncology Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2019 NOTE: To transact any other business that may properly come before the meeting or any adjournment thereof Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you plan to attend this meeting

0000420176_2 R1.0.1.18 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com SURFACE ONCOLOGY, INC. Annual Meeting of Stockholders June 5, 2019 1:00 PM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoints J. Jeffrey Goater and Liisa Nogelo, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of SURFACE ONCOLOGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 01:00 PM, EDT on 6/5/2019, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side